Exhibit 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO Agreement and Plan of Merger (this “Amendment”) is made as of February 9, 2022 (the “Effective Date”) by and among (i) Medicine Man Technologies, Inc., a Nevada corporation (“Parent”); (ii) Emerald Fields Merger Sub, LLC, a Colorado limited liability company (“Merger Sub”); (iii) MCG, LLC, a Colorado limited liability company (the “Company”); (iv) the Members of the Company; and (v) Donald Douglas Burkhalter and James Guldbrandsen, in their capacity as the Member Representatives. Parent, Merger Sub, the Company, the Member Representatives are each sometimes referred to herein as a “Party” and, collectively, the “Parties.” All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties and the other signatories thereto entered into that certain Agreement and Plan of Merger, dated as of November 15, 2021 (the “Merger Agreement”); and

WHEREAS, the Parties wish to amend and waive certain provisions of the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions. The following definition set forth in Article 1 of the Merger Agreement is hereby amended and restated as follows:

“Escrow Agent” means Secured Trust Escrow, a California corporation.

2.	Post-Closing Adjustment. Section 2.05(c)(ii) of the Merger Agreement is hereby amended and restated as follows:

If the Final Adjustment Amount is less than negative $59,453.90, then, within five Business Days following the determination of the Final Adjustment Amount in accordance with Section 2.06, the Members shall deliver, in accordance with each Member’s Pro Rata Percentage, the Final Adjustment Amount by (A) wire transfer of immediately available funds to the account or accounts designated in writing by the Members, in a dollar amount equal to 60% of such Member’s Cash Consideration Percentage of the Final Adjustment Amount, and (B) surrender stock certificates for an amount of shares of Parent Common Stock equal to 40% of such Member’s Stock Consideration Percentage of the Final Adjustment Amount divided by the Closing Date Stock Price.

3.	Waiver of Delivery of Brand Partnership Agreement. The Parties hereby (a) waive the obligations of the Member Representatives and Parent, respectively, to deliver an executed Brand Partnership Agreement at the Closing pursuant to Sections 3.02(a)(iv) and 3.02(b)(vi), respectively, and (b) acknowledge and agree that the delivery of the Brand Partnership Agreement shall not be a condition to the obligations of the Parties to consummate the transactions contemplated by the Merger Agreement.

4.	Waiver of Delivery of the Special Election Escrow Amount. The Parties hereby acknowledge and agree that the Manitou voters rejected the Manitou Code Amendment in the Special Election. Accordingly, the Parties hereby waive the obligation to deliver the Special Election Escrow Amount to the Escrow Agent pursuant to Sections 2.09 and 3.02(b)(iii)(B) of the Merger Agreement.

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5.	Indemnification by the Members Related to the Supplement to Disclosure Schedules. The Member Representatives shall jointly and severally, and the other Members, shall severally and not jointly (in accordance with their Pro Rata Percentages), indemnify and defend each of the Parent Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon the Parent Indemnitees based upon, arising out of, with respect to or by reason of the matters disclosed in Section 4.18(a)(iii) and Section 4.28 of the Supplement to Disclosure Schedules of the Merger Agreement dated February 2, 2022 delivered to Parent pursuant to Section 6.11 of the Merger Agreement (the “02/02/22 Schedule Supplement”). The foregoing indemnification obligations shall be governed by and subject to the terms (including, without limitation, the procedures, limitations and satisfaction of Losses first from the Escrow Fund) of the indemnification provisions set forth in Article IX of the Merger Agreement.

6.	Waiver by Parent and Merger Sub to Right to Indemnification Related to Section 4.07(a) of the Supplement to Disclosure Schedules. Notwithstanding anything to the contrary set forth in Section 6.11 or other provisions of the Merger Agreement, Parent and Merger Sub hereby irrevocably waive any right to indemnification under Section 9.02 of the Merger Agreement with respect to the matters disclosed in Section 4.07(a) of the 02/02/22 Schedule Supplement.

7.	Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Merger Agreement, as so amended by this Amendment, will remain in full force and effect in all respects. Each reference to “hereof,” “herein,” “hereby,” and “this Agreement” in the Merger Agreement will from and after the Effective Date refer to the Merger Agreement as amended by this Amendment. Notwithstanding anything to the contrary in this Amendment, the date of the Merger Agreement, as amended hereby, will in all instances remain as November 15, 2021, and any references in the Merger Agreement to “the date first above written,” “the date of this Agreement,” “the date hereof” and similar references will continue to refer to November 15, 2021.

8.	Entire Agreement. This Amendment, together with the Merger Agreement (including the documents and instruments referred to herein and therein), constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

9.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. Section 11.11 of the Merger Agreement is incorporated into this Amendment by reference as if fully set forth herein, mutatis mutandis.

10.	Notices. All notices other communications hereunder will be in writing and sent pursuant to the requirements of Section 11.03 of the Merger Agreement.

11.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Amendment may be executed by pdf signature and a pdf signature shall constitute an original for all purposes.

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In Witness Whereof, the Parties have caused this Amendment to be executed as of the Effective Date.

Merger Sub:

Emerald Field Merger Sub, LLC

By: Schwazze Colorado, LLC, its Sole Member

By: Medicine Man Technologies, Inc., its Manager

By: /s/ Justin Dye

Name: Justin Dye

Title: Chief Executive Officer

PARENT:

MEDICINE MAN TECHNOLOGIES, INC.

By: /s/ Justin Dye

Name: Justin Dye

Title: Chief Executive Officer

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Company:

MCG, LLC

By: /s/ Donald Douglas Burkhalter

Name: Donald Douglas Burkhalter

Title: Manager

By: /s/ James Gulbrandsen

Name: James Gulbrandsen

Title: Manager

Member Representatives:

/s/ Donald Douglas Burkhalter

Donald Douglas Burkhalter

/s/ James Gulbrandsen

James Gulbrandsen

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MEMBERS:

/s/ Donald Douglas Burkhalter

Donald Douglas Burkhalter

/s/ James Gulbrandsen

James Gulbrandsen

/s/ Michael Thompson

Michael Thompson

/s/ Frank Palmieri

Frank Palmieri

/s/ Jan Talamo

Jan Talamo

/s/ James Bent

James Bent

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